Exhibit 99.1


                                 TELIDENT, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)


                                                                   JUNE 30, 1998
                                                       ---------------------------------------
                                                       Actual         Adjustment*    Pro Forma
                                                       ------         -----------    ---------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                          $    258,875    $1,000,000     $1,258,875
   Trade accounts receivable, net of
     allowance for doubtful accounts of $30,000            508,956                      508,956
   Inventories                                             285,708                      285,708
   Other                                                    76,088                       76,088
                                                      ------------    ----------     ----------
     Total current assets                                1,129,627     1,000,000      2,129,627

FURNITURE AND OFFICE EQUIPMENT, less
    accumulated depreciation of $298,955                   209,435                      209,435
INTANGIBLE ASSETS, less accumulated
   amortization of $166,986                                289,672                      289,672
OTHER ASSETS                                                83,055       (33,200)        49,855
                                                      ------------    ----------     ----------
                                                      $  1,711,789    $  966,800     $2,678,589
                                                      ============    ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Note payable                                       $     95,271                   $   95,271
   Trade accounts payable                                  168,069                      168,069
   Accrued expenses                                        118,123                      118,123
   Deferred revenue                                         21,053                       21,053
   Current portion of long-term debt                       101,519                      101,519
                                                      ------------                   ----------
     Total current liabilities                             504,035                      504,035

LONG-TERM DEBT, less current portion                        31,825                       31,825

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Preferred stock, $.08 par value, 2,500,000
       shares authorized
     Series I                                                3,000                        3,000
     Series III                                                       $   32,000         32,000
   Common stock, $.08 par value,
       10,000,000 shares authorized,
       2,787,297 shares outstanding                        222,933                      222,933
   Additional paid-in capital                           14,612,497       934,800     15,547,297
   Accumulated deficit                                 (13,662,501)                 (13,662,501)
                                                      ------------    ----------     ----------
     Total shareholders' equity                          1,175,929       966,800      2,142,729
                                                      ------------    ----------     ----------
                                                      $  1,711,789    $  966,800     $2,678,589
                                                      ============    ==========     ==========


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*Reflects the receipt of $1 million from the issuance of 400,000 shares of
 Series III Convertible Preferred Stock in August 1998.